                                                                    EXHIBIT 3.02

                             AMENDED AND RESTATED
                             --------------------


                           ARTICLES OF INCORPORATION
                           -------------------------


                                      OF
                                      --


                      BEST INTERNET COMMUNICATIONS, INC.
                      ----------------------------------


Alan D. Mutter and Thomas A. Skornia certify that:

1. They are the President and Secretary, respectively, of Best Internet Communications, Inc., a California corporation.

2. The articles of incorporation of the corporation are amended and restated to read as follows:

                                   ARTICLE I


     The name of the corporation is Best Internet Communications, Inc.


                                  ARTICLE II


     The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.


                                  ARTICLE III


     A. The corporation is authorized to issue two classes of shares to be designated respectively Serial Preferred Stock ("Preferred Stock") and Common Stock ("Common Stock"). The total number of shares of capital stock that the corporation is authorized to issue is thirty million (30,000,000). The total number of shares of Serial Preferred Stock the corporation shall have authority to issue is ten million (10,000,000). The total number of shares of Common Stock the corporation shall have authority to issue is twenty million (20,000,000).

     B. Five Hundred Thousand (500,000) shares of the Preferred Stock are designated "Series A Preferred Stock." The "Initial Sales Price" of a series of Preferred Stock shall mean the sales price of the initial shares sold of such series of Preferred Stock. The "Initial Sales Price" of the Series A Preferred Stock is the lesser of $2.00 or the price of the corporation's Common Stock at an initial public offering; provided, however, at all times prior to the initial public offering, such price shall be $2.00. Any series of Preferred Stock (i) whose rights, preferences, privileges, restrictions, number and designation are fixed in a resolution adopted by the corporation's Board of Directors as set forth in certificates of determination(s) filed subsequent to the filing of the Certificate of Determination of Preferences of Series A Preferred Shares, dated as of January 17, 1996, and (ii) which are initially sold by the corporation at a per share price (the "Initial Sales Price" of such series) of at least $2.00 per share (as adjusted for any combinations, consolidations, stock distributions or stock dividends subsequent to the filing of the Certificate of Determination of Preferences of Series A Preferred Shares, dated as of January 17, 1996) are hereby defined as "Parity Preferred Stock."

     Four million (4,000,000) shares of the Preferred Stock are designated "Series B Preferred Stock." The Initial Sales Price of the Series B Preferred Stock is $1.25.

     The remaining shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the corporation (the "Board of Directors") is expressly authorized to provide for the issue of all or any of the remaining shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares (a "Preferred Stock Designation") and as may be permitted by the General Corporation Law of California. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

     C. The powers, preferences, rights, restrictions, and other matters relating to the Series A Preferred Stock, Parity Preferred Stock and Series B Preferred Stock are as follows:

     1.  Dividends.
         ---------


     (a) The holders of the Series A Preferred Stock shall be entitled to receive dividends at the rate of five percent (5%) of the Initial Sales Price per share and the holders of the Parity Preferred Stock are entitled to receive dividends at the dividend rate applicable to the Parity Preferred Stock, respectively, payable out of any assets legally available therefor. The amount of dividend shall be prorated for a share of Series A Preferred Stock or Parity Preferred Stock which is not issued and outstanding for an entire fiscal year. Such dividends shall be payable only when, as, and if declared by the Board of Directors out of any assets legally available therefor and shall be noncumulative.

     (b) No dividends shall be paid on or declared or set apart for the Series B Preferred Stock of the corporation during any fiscal year of the corporation until dividends on the Series A Preferred Stock and Parity Preferred Stock shall have been paid or declared and set apart during that fiscal year in the amount set forth above. After the dividends to which the holders of Series A Preferred Stock and Parity Preferred Stock are entitled have been paid or declared and set apart in any one fiscal year of the corporation, the holders of the Series B Preferred Stock shall be entitled to receive dividends at the rate of $.0625 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) per annum, payable out of any assets legally available therefor. The amount of dividend shall be prorated for a share of Series B Preferred Stock which is not issued and outstanding for an entire fiscal year. Such dividends shall be payable only when, as, and if declared by the Board of Directors out of any assets legally available therefor and shall be noncumulative.

     (c) No dividends (other than those payable solely in the Common Stock of the corporation) shall be paid on or declared or set apart for any Common Stock of the corporation during any fiscal year of the corporation until dividends on the Series A Preferred Stock, Parity Preferred Stock and Series B Preferred Stock, shall have been paid or declared and set apart during that fiscal year in the amounts set forth above. After the dividends to which the holders of Series A Preferred Stock, Parity Preferred Stock and Series B Preferred Stock are entitled have been paid or declared and set apart in any one fiscal year of the corporation, if the Board of Directors shall elect to declare additional dividends out of funds legally available therefor in that fiscal year, such additional dividends shall be allocated among the holders of Common Stock in proportion to the numbers of shares held by them. No rights shall accrue to the holders of the Series A Preferred Stock, Parity Preferred Stock or Series B Preferred Stock in the event the corporation shall fail to declare or pay dividends on the Series A Preferred Stock or the Series B Preferred Stock in the amount of five percent (5%) of the Initial Sales Price per share per fiscal year, or on the Parity Preferred Stock at the dividend rate applicable to the Parity Preferred Stock, respectively, or in any amount in any prior fiscal year of the corporation, whether or not the earnings of the corporation in that previous fiscal year were sufficient to pay such dividends in whole or in part. In the event the Board of Directors of the corporation declares dividends in a fiscal year in an amount less than the aggregate of all the dividend preferences of the Series A Preferred Stock, Parity Preferred Stock and Series B Preferred Stock, then the entire amount of dividends declared by the Board of Directors shall be distributed ratably among the holders of the Series A Preferred Stock and the Parity Preferred Stock (if any) until they have been paid the full amount of dividends to which they are entitled or the entire amount of dividends has been exhausted and, thereafter, ratably among the holders of the Series B Preferred Stock. The corporation shall cause a notice of payment of dividend to be mailed to the holders of the corporation's outstanding shares at their addresses shown on the records of the corporation not less than 30 days prior to the dividend record date. The notice of payment of dividend shall set forth the dividend record date, the dividend payment date, and the amount of dividend to be paid, if any, for each share of Series A Preferred Stock, Parity Preferred Stock, Series B Preferred Stock and Common Stock, respectively, outstanding on the dividend record date.

     (d) No dividends in the form of Common Stock or Preferred Stock or other equity of the corporation shall be paid on or declared or set apart for the Series A Preferred Stock, Parity Preferred Stock or the Series B Preferred Stock unless all such series of Preferred Stock receive such dividends pro rata based upon the number of shares of Common Stock into which such shares of Preferred Stock are convertible, as adjusted from time to time under Section 4 hereof.

     (e) In the event of a conversion of the Series A Preferred Stock, Parity Preferred Stock or Series B Preferred Stock pursuant to Section 4, any accrued and unpaid dividends shall be paid at the election of the holder in cash or Common Stock at its then fair market value, as determined by the Board of Directors.

     2.  Liquidation Preference.
         ----------------------


     (a) In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the corporation, no distribution shall be made on the shares of Series B Preferred Stock or the Common Stock without first making distributions on the shares of Series A Preferred Stock equal to the amount of the Initial Sales Price per share for each share of Series A Preferred Stock, plus all declared but unpaid preferred dividends thereon, and on the shares of Parity Preferred Stock equal to the liquidation preference for the Parity Preferred Stock. After such payment to the holders of the Series A Preferred Stock and Parity Preferred Stock, distributions shall be made on the shares of the Series B Preferred Stock equal to $1.25 per share plus all accrued, but unpaid preferred dividends. After such payment to the holders of the Series A

Preferred Stock, Parity Preferred Stock and Series B Preferred Stock, the remaining proceeds, if any, shall be allocated among the holders of the Common Stock in proportion to the numbers of shares held by them. If upon occurrence of such event the assets and property thus distributed among the holders of the Series A Preferred Stock, Parity Preferred Stock and Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amount, then the entire assets and property of the corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock and the Parity Preferred Stock (if any) such that the same percentage of the following amounts is paid on each share of Series A Preferred Stock and Parity Preferred Stock: (i) for the Series A Preferred Stock, the sum of its Initial Sales Price and declared but unpaid dividends, and (ii) for the Parity Preferred Stock, its liquidation preference. If after payment in full of such amounts to the holders of Series A Preferred Stock and Parity Preferred Stock assets and property of the corporation legally available for distribution remain, such assets and property shall be distributed ratably among the holders of Series B Preferred Stock until such holders have received their entire preferential amount. A consolidation or merger of the corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the corporation, shall not be deemed to be a liquidation, dissolution, or winding up within the meaning of this subparagraph.

     Each holder of an outstanding share of Series A Preferred Stock or Series B Preferred Stock shall be deemed to have consented, for purposes of Sections 502, 503, and 506 of the California Corporations Code, to distributions made by the corporation in connection with the repurchase of shares of Common Stock issued to or held by employees, consultants, independent contractors, vendors, or customers upon termination of their services or failure to fulfill certain conditions pursuant to agreements providing for the right of said repurchase between the corporation and such persons at the same price per share such persons paid therefor.


     (b) The provisions of this Section 2 are in addition to the protective provisions of Section 5 hereof.


     3.  Redemption.  The shares of Series A Preferred Stock and Series B
         ----------
Preferred Stock shall be redeemable in cash at any time at the option of the Board of Directors of the corporation in whole or in part at a redemption price per share equal to an amount equal to the Initial Sales Price of such series, plus an amount equal to all declared but unpaid dividends on the outstanding shares of such series up to and including the date fixed for redemption (the "redemption date"), such sum price hereinafter sometimes referred to as the "redemption price." The corporation shall not be required to redeem all or part of any series of preferred stock because it is redeeming all or part of any other series of preferred stock. In the event the Board of Directors elects to partially redeem the Series A Preferred Stock or the Series B Preferred Stock, the method of selecting the shares to be redeemed shall be at the discretion of the Board of Directors.

     The corporation shall give notice of the redemption of any or all shares of Series A Preferred Stock or Series B Preferred Stock by causing a notice of redemption to be mailed not earlier than 120 nor later than 60 days prior to the redemption date to the holders of record of the shares of Series A Preferred Stock or Series B Preferred Stock being called for redemption at their addresses shown on the records of the corporation. The notice of redemption shall set forth the class and series of shares and part thereof to be redeemed, the redemption date, the redemption price and the place at which the share certificates should be surrendered to obtain payment of the redemption price.

     On or prior to the redemption date, the corporation shall deposit the redemption price of all shares of Series A Preferred Stock or Series B Preferred Stock designated for redemption in said notice and not yet redeemed with a bank or trust company having aggregate capital and surplus in excess of $25,000,000 as a trust fund for the benefit of the holders of the shares designated for redemption and not yet redeemed.

     On or before the redemption date, each holder of shares called for redemption shall surrender the certificate for such shares to the corporation at the place so designated in the notice of redemption and shall thereupon be entitled to receive payment of the redemption price on the redemption date, unless the holder has exercised the conversion privilege as hereinafter provided. If less than all of the shares represented by such certificates are redeemed, a new certificate shall forthwith be issued for the unredeemed shares. If on the redemption date the corporation has deposited as a trust fund with a bank or trust company sufficient funds to pay the redemption price in full to the holder of all shares called for redemption, then the shares so called shall be deemed to be redeemed as of the redemption date and, notwithstanding that the certificate(s) evidencing any shares of Series A Preferred Stock or Series B Preferred Stock so called for redemption shall not have been surrendered, all rights with respect to the shares so called for redemption shall forthwith after such date cease, except only the right of the holder to receive the redemption price thereof without interest upon surrender of the certificate(s) therefor.

     Any monies deposited by the corporation pursuant hereto for the redemption of shares thereafter converted into shares of Common Stock pursuant to Section 4 hereof no later than the fifth (5th) day preceding the date of redemption shall be returned to the corporation forthwith upon such conversion. The balance of any monies deposited by the corporation pursuant hereto remaining unclaimed at the expiration of one (1) year following the date of redemption shall thereafter be returned to the corporation upon its request expressed in a resolution of its Board of Directors; provided, however, such amounts shall remain a debt of the corporation.

     4.  Conversion.  The holders of Series A Preferred Stock and Series B
         ----------
Preferred Stock shall have conversion rights as follows (the "Conversion
Rights"):


     (a)  Right to Convert.  Subject to subsection (b), each share of Series A
          ----------------
Preferred Stock or Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, into such number of fully paid and nonassessable shares of Common Stock as is determined at the rate (adjusted as appropriate pursuant to Section 4(b) below) of one (1) share of Common Stock for each one (1) share of Series A Preferred Stock or Series B Preferred Stock to be converted, by surrendering the certificate(s) for such share of Series A Preferred Stock or Series B Preferred Stock at the principal executive office of the corporation, duly endorsed to the corporation, together with written notice of intention to convert; provided, however, that in the event a date is fixed for redemption of said shares of Series A Preferred Stock or Series B Preferred Stock, this conversion privilege must be exercised at least five (5) days prior to said redemption date.

     Shares of Series A Preferred Stock or Series B Preferred Stock converted as herein provided may not be reissued. The corporation shall at all times reserve and keep available, out of its authorized but unissued shares of Common Stock, solely for the purpose of conversion of its shares of Series A Preferred Stock and Series B Preferred Stock, such number of shares of Common Stock as shall be sufficient to effect the conversion of all shares of Series A Preferred Stock and Series B Preferred Stock from time to time outstanding, and the corporation shall obtain and keep in force such permits as may be required in order to enable the corporation lawfully to issue and deliver such number of shares of Common Stock.


     (b)  Adjustments to Conversion Rate.
          ------------------------------


          (i)  Adjustments for Subdivisions, Splits Combinations,
               --------------------------------------------------
Consolidations, Reorganizations or Reclassifications of Common Stock.  In the
--------------------------------------------------------------------
event that after the date of the first issuance of the Series A Preferred Stock or the Series B Preferred Stock the outstanding shares of Common Stock shall be

(1) subdivided or split into a greater number of shares of Common Stock; (2) combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock or (3) changed into a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise, subject to further adjustment as hereinafter provided, each holder of the shares of Series A Preferred Stock or Series B Preferred Stock shall receive upon conversion, the stock and/or securities to which the holder would have been entitled had the holder converted, immediately prior to such split, subdivision, combination, consolidation, reorganization or reclassification, such Holder's shares of Series A Preferred Stock or Series B Preferred Stock.

          (ii)  Adjustments for Other Dividends and Distributions.  In the event
                -------------------------------------------------
the corporation at any time after the date of the first issuance of the Series A Preferred Stock or the Series B Preferred Stock makes, or fixes a record date for, the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in the securities of the corporation, then the holders of the shares of Series A Preferred Stock or Series B Preferred Stock shall receive upon conversion, in addition to the number of shares of Common Stock receivable thereupon, the stock or securities to which the holder would have been entitled had the holder held, at the time of said dividend or other distribution, the same number of shares of Common Stock as the number of Series A Preferred Stock or Series B Preferred Stock converted, and had they thereafter during the period from the date of such event to and including the date of conversion, retained such stock or securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4 with respect to the rights of the holders of the Series A Preferred Stock or Series B Preferred Stock.

     (c)  Automatic Conversion.  Each share of Series B Preferred Stock shall
          --------------------
automatically be converted into shares of Common Stock (i) upon the date specified by vote or written consent or agreement of holders of two-thirds (2/3) of the outstanding shares of Series B Preferred Stock, or (ii) immediately prior to the closing of the sale of the corporation's Common Stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended (the "Securities Act"), other than a registration relating solely to a transaction under Rule 145 under such Act or to an employee benefit plan of the corporation, at a public offering price (before underwriters' discounts and expenses) of $5.00 per share or where the aggregate proceeds to the corporation and/or any selling shareholders (before deduction for underwriters' discounts and expenses) exceed five million dollars ($5,000,000); or (iii) upon the conversion of at least two-thirds (2/3) of the shares of the Series B Preferred Stock originally issued by the corporation.

     (d)  Mechanics of Conversion.
          -----------------------


     (i) Before any holder of Series A Preferred Stock or Series B Preferred Stock shall be entitled voluntarily to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for such stock, and shall give written notice to the corporation at such office that he elects to convert the same and shall state therein the number of shares to be converted and the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued. The corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock or Series B Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series A Preferred Stock or Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

     (ii) If the conversion is in connection with an underwritten offering of securities pursuant to the Securities Act, the conversion may, at the option of any holder tendering shares of Series A Preferred Stock or Series B Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Series A Preferred Stock or Series B Preferred Stock shall not be deemed to have converted such Series A Preferred Stock or Series B Preferred Stock until immediately prior to the closing of such sale of securities.

     (e)   Fractional Shares.  No fractional share shall be issued upon the
           -----------------
conversion of any share or shares of Series A Preferred Stock or Series B Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock or Series B Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

     5.    Voting Rights.  Except as otherwise required by law, the holders of
           -------------
Series A Preferred Stock, the holders of Series B Preferred Stock and the holders of Common Stock shall be entitled to notice of any shareholders meeting in accordance with the Bylaws of the corporation and to vote together as a single class (except with respect to those matters required by law to be submitted to a separate class or series vote) upon the election of directors and upon any other matter submitted to shareholders for a vote, on the following basis:

     (a)   Common Stock Vote.  Each holder of Common Stock issued and
           -----------------
outstanding shall be entitled to one (1) vote for each share of Common Stock held.

     (b)  Series A Preferred Stock Vote.  Each holder of Series A Preferred
          -----------------------------
Stock issued and outstanding shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series A Preferred Stock is convertible, as adjusted from time to time under Section 4 hereof. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series A Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

     (c)  Series B Preferred Stock Vote.  Each holder of Series B Preferred
          -----------------------------
Stock issued and outstanding shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series B Preferred Stock is convertible, as adjusted from time to time under Section 4 hereof. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series B Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

     (d)  Cumulative Voting.  Notwithstanding the above, for the election of
          -----------------
directors each holder of Common, Series A Preferred Shares or Series B Preferred Shares shall after giving the notice required by Section 708 of the California Corporations Code, as amended from time to time, be entitled to the number of votes as determined pursuant to paragraphs (a) and (b) above multiplied by the number of directors to be elected with each shareholder being entitled to cumulate such votes for one candidate or to distribute such votes among the candidates as the shareholder sees fit.

     6.  Restrictions and Limitations.
         ----------------------------


     (a) In addition to any other rights provided by law, so long as fifty percent (50%) of the total issued Series A Preferred Stock shall be outstanding, the corporation shall not, without the vote or written consent by the holders of a majority of the then outstanding shares of the Series A Preferred Stock:

          (i) amend or repeal any provision of, or add any provision to, this corporation's Articles of Incorporation or Bylaws if such action would materially and adversely alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series A Preferred Stock authorized hereby;

          (ii) reclassify any shares of Common Stock into shares having any preference or priority as to dividends or assets superior to any such preference or priority of the Series A Preferred Stock; or

          (iii) create a series of Parity Preferred Stock having a dividend rate greater than five percent (5%) of its Initial Sales Price, and/or a liquidation preference greater than its Initial Sales Price plus declared but unpaid dividends thereon.

Notwithstanding the foregoing, the authorization of Parity Preferred Stock shall not require a class vote of the Series A Preferred Stock except as required by
Section 903 or other provisions of the California Corporations Code.

     (b) In addition to any other rights provided by law, so long as twenty-five percent (25%) of the total issued Series B Preferred Stock shall be outstanding, the corporation shall not, without the vote or written consent by the holders of a majority of the then outstanding shares of the Series B Preferred Stock:

          (i) amend or repeal any provision of, or add any provision to, this corporation's Articles of Incorporation or Bylaws if such action would materially and adversely alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series B Preferred Stock authorized hereby;

          (ii) reclassify any shares of Common Stock into shares having any preference or priority as to dividends or assets superior to any such preference or priority of the Series B Preferred Stock; or

          (iii) create a series of Parity Preferred Stock having a dividend rate greater than five percent (5%) of its Initial Sales Price, and/or a liquidation preference greater than its Initial Sales Price plus declared but unpaid dividends thereon.

Notwithstanding the foregoing, the authorization of Parity Preferred Stock shall not require a class vote of the Series B Preferred Stock except as required by
Section 903 or other provisions of the California Corporations Code.

                                   ARTICLE IV


     A. The liability of directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

     B. The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors, or otherwise, to the fullest extent permissible under California law.

     C. Any amendment, repeal or modification of any provision of the Article V shall not adversely affect any right or protection of an agent of this corporation existing at the time of such amendment, repeal or modification.

3. The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the Board of Directors.

4. The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with
Section 902 of the California Corporations Code. The total number of outstanding shares of the corporation is 7,462,500 shares of Common Stock and no shares of Preferred Stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than fifty percent (50%) of the outstanding shares of Common Stock.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.

     Dated:  June 11, 1996.



                                                    /s/ Alan D. Mutter
                                              ---------------------------------
                                                  Alan D. Mutter, President



                                                    /s/ Thomas A. Skornia
                                              ---------------------------------
                                                  Thomas A. Skornia, Secretary